UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 7, 2013

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On April 7, 2013, Central European Distribution Corporation (the “Company”) and its subsidiaries CEDC Finance Corporation International, Inc. and CEDC Finance Corporation, LLC (together with the Company, the “Debtors”) filed voluntary petitions for reorganization (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to effectuate the Debtors’ prepackaged chapter 11 plan of reorganization. The Chapter 11 Cases are being jointly administered under the caption “In re: Central European Distribution Corporation, et al.” Case No. 13-10738. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included in Item 1.03 above is incorporated herein by reference. The filing of the Chapter 11 Cases on April 7, 2013 constituted an event of default and triggered the automatic acceleration of debt outstanding under the terms of certain instruments and agreements relating to financial obligations of the Debtors (the “Accelerated Financial Obligations”).

Under Section 6.1(11)(a)(i) of the Indenture between, inter alia, CEDC Finance Corporation International, Inc. (“CEDC FinCo”), as Issuer, Deutsche Bank AG, London Branch, as Trustee, the Company and certain subsidiary guarantors (the “Subsidiary Guarantors”), as amended and supplemented by the First Supplemental Indenture dated December 29, 2009, and the Second Supplemental Indenture dated December 8, 2010 (the “2016 Notes Indenture”), the commencement of a voluntary case to be adjudicated bankrupt under the bankruptcy laws constitutes an Event of Default under the 2016 Notes Indenture. Under Section 6.2 of the 2016 Notes Indenture, if such an Event of Default occurs and is continuing, then the principal plus any accrued and unpaid interest on the 9.125% Senior Secured Notes due 2016 and 8.875% Senior Secured Notes due 2016 (together, the “2016 Notes”) shall be immediately due and payable. The Company currently has $380 million and €430 million (or approximately $559.4 million) of 2016 Notes outstanding. On April 4, 2013, the Company and CEDC FinCo completed their solicitation of consents to the Covenant Amendments, the Collateral and Guarantee Amendments and the Bankruptcy Waiver Amendments, each as defined the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated March 8, 2013, filed as an exhibit to a tender offer statement on Schedule TO-I/A on March 8, 2013, as amended and supplemented by Supplement No. 1 to the Offering Memorandum, dated March 18, 2013, filed as an exhibit to the Form 8-K filed on March 19, 2013. Holders of the requisite principal amount of 2016 Notes approved the Covenant Amendments, the Collateral and Guarantee Amendments and the Bankruptcy Waiver Amendments. The Bankruptcy Waiver Amendments provided that a Chapter 11 filing by the Debtors would not result in automatic acceleration of the obligations of the Subsidiary Guarantors of the 2016 Notes.

The Debtors believe that the filing of the Chapter 11 Cases therefore has resulted in the automatic acceleration of payment of accrued interest and principal by the Company and CEDC FinCo. However, the Debtors believe that any efforts to enforce the payment obligations against the Debtors under the Accelerated Financial Obligations are stayed under the Bankruptcy Code as a result of the filing of the Chapter 11 Cases in the Bankruptcy Court. Further, as a result of the Bankruptcy Waiver Amendments, the filing of the Chapter 11 Cases has not resulted in the automatic acceleration of payment obligations by the Subsidiary Guarantors.

Item 8.01.	Other Events.

On April 7, 2013, the Company issued a press release announcing the Debtors’ filing of the Chapter 11 Cases. A copy of that press release is attached hereto as Exhibit 99.1.

In addition, on April 7, 2013, the Company’s Board of Directors approved the terms of a Bilateral Facility Agreement, to be entered into between JSC “Russian Alcohol Group” or one or more other Company subsidiaries (a “Borrower”) and Steb Holdings Ltd. (the “Lender”), an affiliate of the Alfa Group, pursuant to a term sheet agreed between the Lender, Roust Trading Ltd. (“RTL”) and Closed Joint Stock Company “Russian Standard Corporation” (“RSC”) (the “Term Sheet”). The Lender’s commitment to make loans pursuant to a Bilateral Facility Agreement will terminate on the earliest to occur of (x) the date of drawdown, (y) the six-month anniversary of the date of the Term Sheet and (z) the termination of the Term Sheet by RTL pursuant to the terms thereof.

Under the Term Sheet, Company subsidiaries may enter into up to five Bilateral Facility Agreements with the Lender in a principal amount up to $100,000,000 for general corporate and business development purposes. The Bilateral Facility Agreements are subject to definitive documentation. Any amounts drawn by the Borrower under a Bilateral Facility Agreement shall be unsecured with an interest rate of 13.75% payable quarterly and shall be for a term of one year that may be extended upon the agreement of the Lender, RTL, RSC and the Company.

Each Borrower’s obligations with respect to the Bilateral Facility Agreements would be guaranteed by RTL and RSC. In addition, RTL, guaranteed by RSC, has agreed to pay the Lender an arrangement fee of $500,000, a commitment fee of $10,333,333 that is payable in three installments and, in certain circumstances specified in the Term Sheet, a break-up fee of $15,000,000, minus any arrangement fee paid.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company, dated as of April 7, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Ryan Lee
Ryan Lee
Chief Financial Officer

Date: April 8, 2013